Exhibit 10.7

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

March 16, 2016

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, Condor Hospitality, Inc. a Maryland corporation (“Condor”), hereby unconditionally promises to pay to the order of Real Estate Strategies L.P., a Bermuda limited partnership or its assigns (“RES”, and together with the Condor, the “Parties”), interest on the principal amount of $1,011,599 or such principal amount as it may be reduced herein (the “Principal Amount”) and to issue securities for the Principal Amount, all as provided in this convertible promissory note (the “Note”).

1. Interest.

1.1 Interest Rate. Condor shall pay interest to RES at the rate of 6.25% per annum on the outstanding Principal Amount.

1.2 Interest Payment Dates. Condor shall pay interest quarterly in arrears (“Interest Payment”) on the date that Condor pays a dividend (a “Dividend Payment”) on shares of Condor’s 6.25% Series D Convertible Cumulative Preferred Stock (the “Preferred Stock”). Any partial interest period shall be calculated on the basis of twelve 30-day months and a 360-day year.

1.3 Partial Interest Payment and Accrued Interest. In the event that Condor does not pay a quarterly Dividend Payment, or only pays a partial Dividend Payment, then Condor shall, respectively, not pay an Interest Payment, or pay only a partial Interest Payment in an amount equal to the partial Dividend Payment paid per share of the Preferred Stock, multiplied by 240,000. Any such unpaid Interest Payment or portion of unpaid Interest Payment will accrue and will earn additional interest at 6.25%, compounding quarterly. Interest Payments shall be applied first to any unpaid Interest Payments and portion of unpaid Interest Payment.

2. Payment of Note in Full or Part.

2.1 Full Payment. In the event Condor redeems in whole the Preferred Stock, then Condor shall repay this Note in full on the redemption repayment date by paying to RES: (a) a percentage of the Principal Amount equal to the percentage of the liquidation preference of the Preferred Stock paid in such redemption, plus (b) accrued and unpaid interest on the Note up to the redemption payment date.

2.2 Partial Payment. In the event Condor redeems in part the Preferred Stock, then Condor shall repay this Note in part on the redemption payment date, in the same proportion as the partial redemption, by paying to RES: (a) a percentage of the proportional Principal Amount equal to the percentage of the liquidation preference of the Preferred Stock paid in such partial redemption, plus (b) accrued and unpaid interest on the proportional Principal Amount up to the partial redemption date. The outstanding Principal Amount shall be reduced by the amount of the proportional Principal Amount.

2.3 Liquidation and Parity. In the event the holders of the Preferred Stock receive payments under the liquidation payment provisions of the Preferred Stock, then Condor shall pay RES an amount equal to (a) the liquidation payment per share of Preferred Stock multiplied by (b) the Principal Amount divided by $10.00. In any liquidation, dissolution or winding up of Condor, this Note shall rank in parity, and not senior to, the Preferred Stock.

3. Conversion.

3.1 Optional Conversion. If Preferred Stock is outstanding, RES at its option may at any time convert this Note, in whole or part, by notice delivered to Condor, into a number of shares of Preferred Stock, determined by dividing the Principal Amount to be converted by $10.00, provided that, any such conversion shall be reduced such that RES, together with its affiliates, does not beneficially own more than 49% of the voting stock of Condor. Any such conversion shall reduce the Principal Amount proportionally.

3.2 Required Conversion. Any time the Preferred Stock is required by its terms to be converted into common stock of Condor (the “Common Stock”), this Note shall be automatically converted into the number of shares of Common Stock that RES would have received had RES converted this Note into Preferred Stock immediately prior to the conversion of the Preferred Stock, provided that, any such conversion shall be reduced such that RES, together with its affiliates, does not beneficially own more than 49% of the voting stock of Condor, and this Note in part on in whole shall be thereafter converted from time to time when any such conversion will not result in RES, together with its affiliates, beneficially owning more than 49% of the voting stock of Condor. Any such partial conversion shall reduce the Principal Amount proportionally.

4. Miscellaneous. The provisions of Section 4 of that certain Agreement dated as of March 16, 2016 by and among RES, IRSA Inversiones y Representaciones Sociedad Anónima, an Argentine sociedad anónima, and Condor with respect to amendment, waivers, counterparts and facsimile, governing law and forum, notices, captions, no third party beneficiaries, time of essence, successors, assigns and transferees, assignment, expenses. attorney fees, authority, severability and entire agreement shall apply to this Note in like manner as if set forth herein for specific application to this Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Condor has executed this Note as of the date first above written.

Condor Hospitality Trust, Inc.

By	/s/ J. William Blackham

Name:	J. William Blackham
Title:	President and Chief Executive Officer

By its acceptance of this Note, the Real Estate Strategies L.P. acknowledges and agrees to be bound by the provisions of Sections 3 and 4.

Real Estate Strategies L.P.

By	/s/ Gastón Lernoud
Name:	Gastón Lernoud
Title:	Authorized Signatory

By	/s/ Ezepuiel Sawicke
Name:	Ezepuiel Sawicke
Title:	Authorized Signatory

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